Exhibit 99.1

LLEX:NYSE American

LILIS ENERGY PROVIDES SECOND QUARTER OPERATIONS AND CORPORATE UPDATE

•	Delaware Basin production average rate of 1,916 net BOE/D (1) in June 2017 and increased to approximately 2,674 net BOE/D (2) as of August 7, 2017
•	The Lion #1H recorded an IP24 hour rate of 1,530 BOE/D (69% Liquids) or 380 BOE/D per 1,000 lateral ft.
•	Completed drilling of two wells on highly accretive farm-in to Lea County, NM acreage
•	Entered into long-term gas gathering, processing, and purchase agreement with Lucid Energy Delaware, LLC. is expected to improve realizations and production efficiency
•	Significantly increased Proved Reserves to 10.4 MMBOE at mid-year, a 767% increase since December 31, 2016
•	Projected December 31, 2017 exit rate of 5,000 – 5,300 net BOE/D

SAN ANTONIO, TEXAS – August 14, 2017 – Lilis Energy, Inc. (NYSE American: LLEX), an exploration and development company operating in the Permian Basin of West Texas, today announced a second quarter operations and corporate update.

“The initial production rates on our Delaware Basin wells continue to yield results above our expectations and are among the best in the basin.  Our first three wells exceeded internal projections and we are confident that our fourth well, the Lion, is on track to repeat similar results,” said Jim Linville, Lilis’s Chief Executive Officer. “We are currently producing 2,674 net BOEPD (3) and have increased our proved reserves to 10.4 MMBOE over the past six months. In conjunction with this, we continue to expand our acreage footprint and have accumulated approximately 10,500 net acres. Additionally, we completed a new midstream contract.”

Financial Update

“The Company remains well capitalized and in a strong position to take advantage of accretive acquisition opportunities within our core area of focus in Winkler, Loving and Lea counties. Additionally, our midstream contract with Lucid Energy is expected to improve our realized production, minimize curtailment and assist in increasing operating cash flows on a go-forward basis. Over the last few months, we have undertaken significant strides to strengthen our balance sheet which will allow us to exploit and de-risk our strong acreage position, to maximize shareholder value,” said Joe Daches, Lilis’s Chief Financial Officer.

(1)	Delaware Basin production curtailment of ~ 200 net BOE/D resulting in an adjusted average daily production of ~ 2,151 net BOE/D for June 2017
(2)	Does not include ~250 net BOE/D of legacy gas shut in
(3)	As of August 7, 2017

Statement of Operations for Six Months Ending June 30, 2017

As reported in the Company’s Form 10-Q filed on August 14, 2017, Lilis’s reported total revenue was approximately $8.6 million for the six months ended June 30, 2017 as compared to approximately $1.0 million for the six months ended June 30, 2016, representing an increase of approximately $7.6 million. The higher revenues were primarily driven by an increase in liquid heavy production from the Company’s Delaware Basin properties.

Production costs were approximately $2.3 million for the six months ended June 30, 2017, compared to approximately $0.4 million for the six months ended June 30, 2016, an increase of approximately $1.9 million. Production costs per BOE increased to $9.90 for the six months ended June 30, 2017 from $9.19 for the six months ended June 30, 2016, an increase of $0.71 per BOE, or 8%. The increase in production costs per BOE was primarily due to costs associated with the producing wells in the Delaware Basin.

Statement of Operations for Six Months Ended June 30, 2017

Description	June 30, 2017	June 30, 2016	Value incr (decr)	& Incr (decr)
Production Volumes:
Oil Sale Volumes (Bbl)	145,391	22,819	122,572	537%
Gas and Product Sales - MCF	560,844	101,575	459,269	452%
BOE	238,865	39,748	199,117	501%
BOE/D	1,320	218	1,101	506%

Revenue:
Oil	$6,662,293	$779,033	$5,883,260	755%
Natural Gas and Product Sales	1,726,219	243,012	1,483,206	610%
Other	269,332	9,769	259,563	2600%
Total Revenue	$8,657,844	$1,031,814	$7,626,030	739%

Oil /Bbl	$45.82	$34.14	$11.68	34%
Nat Gas/Mcf	$3.08	$2.39	$0.69	28%
Total Revenue/BOE	$35.12	$25.72	$9.40	37%

LOE	$2,363,804	$365,392	$1,998,412	548%
Production Tax	419,583	54,216	365,367	678%
LOE & production tax	$2,783,387	$419,608	$2,363,779	563%
LOE/BOE	$11.65	$10.56	$1.10	10%

Operating income	$5,874,456	$612,206	$5,262,250	860%

Delaware Basin Well Results:

To date, Lilis has drilled and completed four operated horizontal Wolfcamp B wells, which are the Bison #1H, the Grizzly #1H, the Hippo #1H and the Lion #1H, all with IP rates exceeding initial internal projections. Lilis is currently completing its fifth operated Wolfcamp B horizontal well, the Wildhog #1H and is scheduled to complete its sixth operated Wolfcamp B horizontal well, the Prizehog #1H, in September 2017.

Highlights of Lilis’s well results are as follows:

Currently on Production (4):

*BOE/D based on three stream production to account for liquids rich gas uplift.

•	The Bison #1H IP30 rate of 2,144 BOE/D – 74% Liquids
•	The Bison #1H IP60 rate of 1,576 BOE/D – 74% Liquids
•	The Bison #1H IP90 rate of 1,429 BOE/D – 78% Liquids

The Bison #1H was turned to sales on January 19, 2017 and had a 24-hour rate of 2,375 BOE/D (75% liquids) or 344 BOE/D per 1,000 lateral ft.

•	The Grizzly #1H IP30 rate of 1,323 BOE/D – 63% Liquids
•	The Grizzly #1H IP60 rate of 1,016 BOE/D – 63% Liquids
•	The Grizzly #1H IP90 rate of 901 BOE/D – 67% Liquids

The Grizzly #1H was turned to sales on February 9, 2017 and had a 24-hour rate of 1,666 BOE/D (65% liquids) or 406 BOE/D per 1,000 lateral ft.

•	The Hippo #1H IP30 rate 1,506 BOE/D – 76% Liquids
•	The Hippo #1H IP60 rate 1,292 BOE/D – 75% Liquids

The Hippo #1H was turned to sales on April 14, 2017 and had a 24-hour rate of 1,917 BOE/D (74% liquids) or 367 BOE/D per 1,000 lateral ft.

•	The Lion #1H IP24 hour rate 1,530 BOE/D (69% Liquids) or 380 BOE/D per 1,000 lateral ft.

The Lion #1H was turned to sales on June 26, 2017. This well’s treatable lateral length was 4,025 feet. The stimulation was 150-foot plug to plug spacing with 2,200 lbs. of sand per foot.

Currently Completing:

•	The Wildhog BWX State Com #1H

Well was drilled to 17,244 ft. measured depth (MD). The 4,567-foot treated lateral was completed using 23 stages of 200-foot plug to plug spacing and 1,837 lbs. of sand per foot. The well is being prepared for flowback operations.

Currently Drilling:

•	The Prizehog BWZ State Com #1H

The well has been drilled to a total depth of 17,421 ft. MD. Production casing has been run and cemented.

(4)	Due to production curtailment in May and June 2017, IP90 rates do not reflect the wells full performance capabilities

Mid-Year Reserve Update (5)

Lilis’s proved reserves were 10.4 MMBOE at mid-year 2017. This is a 767% increase since December 31, 2016. Increased reserves are attributable to the following:

•	Successful single rig program delivering 3 PDP wells and 2 DUC completions
•	15-PUD locations booked as offsets to existing PDP wells
•	Optimization of legacy production
•	Acquiring additional leasehold and non-consent well bore elections

	Net Reserves (SEC Pricing)
Mid-Year 2017
	Oil	Gas	Total	%	PV-10
Category:	(Mbbl)	(MMcf)	Mboe	of total	(M$)

PDP	1,235	6,856	2,377	23%	$32,282
PNP	701	1,728	989	10%	$14,288
PUD	4,972	12,430	7,043	68%	$42,905
Total Proved Reserves	6,908	21,014	10,410	100%	$89,475

(5)	These reserves do not include the DJ Basin assets divested in the first quarter of 2017.

Gas Gathering, Processing, and Purchase Agreement

During the months of May and June, production was impacted by pipeline take-away limitations. The limitations were caused by operational downtime, mainly due to third party compressor issues. In response to these developments, management took immediate action to implement an improved midstream solution.

On August 10, 2017 we entered into a long-term gas gathering, processing and purchase agreement with Lucid Energy Delaware, LLC, to support Lilis’s active drilling program in the Delaware Basin. Lucid will receive, gather and process Lilis’s committed gas production from certain production areas located in Lea County, New Mexico and in Loving and Winkler counties, Texas. The agreement has an initial term of ten years.

Closing Note

Ronald Ormand, Executive Chairman of Lilis, said, “The Company is well positioned to continue delivering superior results with an established management and operations team. Our strategic goal remains to build shareholder value through continued execution of our developmental drilling program, delineation and de-risking of our acreage position, and selective accretive acquisitions. Further, as we mature and grow our production base and cashflow, we intend to focus more on managing expenses, especially cash G&A. We will focus on maximizing shareholder value through the most appropriate means possible in the future.”

About Lilis Energy, Inc.

Lilis Energy, Inc. is a San Antonio-based independent oil and gas exploration and production company that operates in the Permian’s Delaware Basin, considered amongst the leading resource plays in North America. Lilis’s total net acreage in the Permian Basin is approximately 10,500 acres. Lilis Energy's near-term E&P focus is to grow current reserves and production and pursue strategic acquisitions in its core areas. For more information, please visit www.lilisenergy.com.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the federal securities laws. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. These risks include, but are not limited to our ability to replicate the results described in this release for future wells; the ability to finance our continued exploration, drilling operations and working capital needs, all the other uncertainties, costs and risks involved in exploration and development activities; and the other risks identified in the Company’s Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission (the “SEC”). Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date hereof, and the Company does not undertake any obligation to update the forward-looking statements as a result of new information, future events or otherwise.

Contact:

Wobbe Ploegsma

V.P. Investor Relations & Capital Markets

210-999-5400, ext. 31